Exhibit 99.1

Cereplast Names Randy Woelfel President and Chief Operating Officer

Hawthorne, Calif., March 19, 2008 – Cereplast, Inc. (OTCBB: CERP), manufacturer of proprietary bio-based, sustainable plastics, bolstered its management team today naming 30-yea r industry veteran Randy G. Woelfel as president and chief operating officer. In this position, Woelfel will oversee all day-to-day operations, reporting directly to Frederic Scheer who remains chairman and chief executive officer.

Woelfel joins Cereplast after a very successful career in the chemical industry which culminated with the presidency at Basell International and Basell North America. Woelfel began his career at Shell Oil, working in a varie ty of roles across the oil products and petrochemicals businesses.  Woelfel was instrumental in the formation of Montell in 1995, which, through mergers, evolved into present-day LyondellBasell, the world’s leading producer of polyolefin plastics such as polypropylene and polyethylene.  Woelfel held a succession of management positions within Shell and Basell during his 29-year tenure, and led Basell’s dynamic growth internationally into the largest polypropylene manufacturer in the world. Most recently Woelfel served as a managing director for the energy-related practice at the Houston Technology Center, Texas’ largest business incubator.

“I believe that Randy becoming president of Cereplast is a major milestone for our company,” said Scheer. “His leadership skills and operational expertise, combined with our talented R&D, sales and manufacturing teams, will position Cereplast extremely well to capitalize on t he rapidly growing global demand for bio-plastics.”

“I am pleased to have the opportunity to join Cereplast at this exciting and pivotal time for the company,” said Woelfel.  “Cereplast embodies the new direction and the future of the chemical industry, and I look forward to helping transform the company into a major powerhouse in bioplastics in the 21st century.”

In the p ast year, Cereplast has added significant depth to its management team in R&D and production. At the same time, the company added two new board members: Jacques Vincent, vice chairman of Groupe Danone and Petros Kitsos, managing principal of TBL Strategy. Woelfel’s appointment adds another industry veteran with a track record of leadership and organizational development to Cereplast’s roster.

Woelfel holds a B.S. in chemical engineering from R ice University and Masters in management from the Sloan School of Management at MIT.

About Cereplast, Inc.

Cereplast, Inc. (OTCBB:CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes – such as injection molding, thermoforming, blow molding and extrusions – at a pricing struct ure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables™ resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Hybrid Resins™ products combine the high bio-based content with the durability and endurance of traditional plastic, m aking them ideal for applications in industries such as automotive, consumer electronics and packaging.  Learn more at www.cereplast.com.